Filed Pursuant to Rule 424(b)(3)
Registration No. 333-284632
PROSPECTUS
PLBY GROUP, INC.
Up to 25,494,268 Shares of Common Stock
Offered by the Selling Stockholders
This prospectus relates to the offering on a resale basis of up to an aggregate of 25,494,268 shares of common stock, par value $0.0001 per share (the “Common Stock”), of PLBY Group, Inc. (the “Company”, “PLBY”, “we”, “us” or “our”) by the selling stockholders identified in this prospectus (the “Selling Stockholders”). The 25,494,268 shares of Common Stock (the “Resale Shares”) represent (i) 3,784,688 shares of Common Stock that were issued upon partial conversion on January 27, 2025, of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Convertible Preferred Stock”), which were issued pursuant to an Exchange Agreement, dated November 11, 2024 (the “Exchange Agreement”), by and among the Company and the Selling Stockholders and/or their affiliates, (ii) 19,128,362 shares of Common Stock that are issuable (on the assumptions set forth in this prospectus) upon conversion of the Series B Convertible Preferred Stock outstanding as of the date of this prospectus, which were issued to the Selling Stockholders and/or their affiliates pursuant to the Exchange Agreement, and (iii) 2,581,218 shares of Common Stock held by the Selling Stockholders as of the date of the Exchange Agreement. Pursuant to the Exchange Agreement, the Company issued to the Selling Stockholders and/or their affiliates in a private placement an aggregate of 28,000.00001 shares of Series B Convertible Preferred Stock in exchange for approximately $6.4 million of Tranche A Loans and approximately $58.9 million of Tranche B Loans under (and as defined in, and thereby reducing the outstanding amounts of such loans under) that certain Amended and Restated Credit and Guaranty Agreement, dated as of May 10, 2023 (as amended from time to time, the “A&R Credit Agreement”) by and among Playboy Enterprises, Inc., a subsidiary of the Company (the “Borrower”), the Company, as guarantor, and other parties thereto. On January 29, 2025, the Company completed the conversion of 7,000 shares of Series B Convertible Preferred Stock then-held by the Selling Stockholders into 3,784,688 shares of Common Stock at a conversion price of $1.84956 per share. Absent an Event of Default (as defined herein), the 25,494,268 Resale Shares represent the maximum number of shares of Common Stock which the Series B Convertible Preferred Stock outstanding as of the date of this prospectus could be converted into at the end of the term of the Series B Convertible Preferred Stock, assuming that all dividends accrue in-kind through the maturity of the Series B Convertible Preferred Stock, the minimum conversion price of $1.50 per share of Common Stock, and the outstanding Series B Convertible Preferred Stock are converted by the Company in full on one occasion and any fractional shares of Common Stock otherwise issuable to a Selling Stockholder thereupon are rounded up to the nearest whole share, together with shares of Common Stock held by the Selling Stockholders as of the date of the Exchange Agreement and the shares of Common Stock issued to the Selling Stockholders as of the completion of the partial conversion of the Series B Convertible Preferred Stock on January 29, 2025.
We are registering the Resale Shares covered by this prospectus as required by a registration rights agreement by and among the Company and the Selling Stockholders, dated November 13, 2024 (the “Registration Rights Agreement”). We are not offering or selling any Resale Shares on behalf of the Company under this prospectus. We are registering the Resale Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders pursuant to this prospectus. We have agreed to bear all of the expenses incurred in connection with the registration of the Resale Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Resale Shares.
For additional information regarding the issuance of the Series B Convertible Preferred Stock and the Resale Shares, see “Exchange Agreement and Issuance of the Series B Convertible Preferred Stock” beginning on page 7.
This prospectus also covers any additional shares of Common Stock that may become issuable upon any adjustment pursuant to the terms of the Certificate of Designation of the Series B Convertible Preferred Stock (the “Certificate of Designation”) by reason of stock splits, stock dividends and other events described therein.
The Resale Shares may be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholders” beginning on page 9.
Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Resale Shares. The Selling Stockholders may sell any, all or none of the Resale Shares offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Resale Shares hereunder following the effective date of this registration statement. The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Resale Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We provide more information about how Selling Stockholders may sell their Resale Shares in the section titled “Plan of Distribution” on page 20.
You should read this prospectus and any applicable prospectus supplement, as well as any documents incorporated by reference, before you invest in any of the securities being offered under this prospectus.
Our Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “PLBY.” The last reported sale price of our Common Stock on Nasdaq on February 10, 2025 was $2.02 per share.
Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 and in the documents which are incorporated by reference herein to read about factors you should consider before investing in our Common Stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 11, 2025.

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ABOUT THIS PROSPECTUS
This prospectus describes the general manner in which the Selling Stockholders may offer, on a resale basis, from time to time up to 25,494,268 Resale Shares. This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders hereunder may, from time to time, issue, offer and sell, as applicable, the Resale Shares described in this prospectus in one or more offerings through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale by any such Selling Stockholder of the securities offered by it described in this prospectus.
You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document.
If necessary and required by law, the specific manner in which the shares of Common Stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.
This prospectus contains and incorporates by reference information that you should consider when making your investment decision. Neither we, nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representation other than that contained or incorporated by reference in this prospectus and any applicable prospectus supplement we have authorized for use in connection with a specific offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus or any applicable supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement, the documents incorporated by reference or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered, or securities are sold, on a later date. Our business, financial condition, results of operations and prospects may have changed since such date.
Unless the context indicates otherwise, references in this prospectus supplement to the “Company”, “PLBY”, “we”, “us”, “our” and similar terms refer to PLBY Group, Inc. and its consolidated subsidiaries, including Playboy Enterprises, Inc. In addition, in this prospectus “RT-ICON” means RT-ICON Holdings LLC, a Delaware limited liability company, together with its affiliates and its and their successors and assigns (other than the Company and its subsidiaries).

For investors outside of the United States, neither we nor the Selling Stockholders have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains statements that are forward-looking and as such are not historical facts. These statements are based on the expectations and beliefs of the management of the Company in light of historical results and trends, current conditions and potential future developments, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from forward-looking statements. These forward-looking statements include all statements other than historical fact, including statements about our future performance and opportunities; benefits of acquisitions and corporate transactions; statements of the plans, strategies and objectives of management for future operations; and statements regarding future economic conditions or performance. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, and include the assumptions that underlie such statements, but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies and/or plans, we are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management.
The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the inability to maintain the listing of the Company’s shares of Common Stock on Nasdaq; (2) the risk that the Company’s completed or proposed transactions disrupt the Company’s current plans and/or operations, including the risk that the Company does not complete any such proposed transactions or achieve the expected benefits from any transactions; (3) the ability to recognize the anticipated benefits of corporate transactions, commercial collaborations, commercialization of digital assets, cost reduction initiatives and proposed transactions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and the Company’s ability to retain its key employees; (4) costs related to being a public company, corporate transactions, commercial collaborations and proposed transactions; (5) changes in applicable laws or regulations; (6) the possibility that the Company may be adversely affected by global hostilities, supply chain delays, inflation, interest rates, foreign currency exchange rates or other economic, business, and/or competitive factors; (7) risks relating to the uncertainty of the projected financial information of the Company, including changes in the Company’s estimates of cash flows and the fair value of certain of its intangible assets, including goodwill; (8) risks related to the organic and inorganic growth of the Company’s businesses, and the timing of expected business milestones; (9) changing demand or shopping patterns for the Company’s products and services; (10) failure of licensees, suppliers or other third-parties to fulfill their obligations to the Company; (11) the Company’s ability to comply with the terms of its indebtedness and other obligations; (12) changes in financing markets or the inability of the Company to obtain financing on attractive terms; and (13) other risks and uncertainties indicated from time to time in the Company’s Annual Report on Form 10-K, including those under “Item 1A: Risk Factors” therein, and in the Company’s other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements.
Forward-looking statements included in this prospectus only as of the date of this prospectus or any earlier date specified for such statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect any change in our expectations or any change in events, conditions, or circumstances on which any such statement is based, except as may be required under applicable law. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on the Company’s behalf are qualified in their entirety by this Cautionary Note Regarding Forward-Looking Statements.

PROSPECTUS SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that you should consider before investing in our securities. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements and related notes incorporated by reference herein, and the documents to which we have referred to in the “Incorporation by Reference” section below.
Company Overview
We are a global consumer lifestyle company. We market our Playboy brand through a wide range of licensing initiatives and digital subscriptions and content offerings. We primarily license the Playboy brand for consumer products, leveraging our Playboy archive and intellectual property assets built over more than 70 years, to allow fans and consumers to experience the Playboy lifestyle through apparel and other consumer products sold globally, as well as through collaborations with strategic partners in the nightlife, hospitality, and digital casino and online gaming industries. Our digital operations build upon our legacy in visual media and entertainment and includes our content creator platform on playboy.com (the “Playboy Club”), which lets customers interact directly with influencers and other creators that generate their own array of content, and Playboy programming distributed through various websites and domestic and international TV providers offering on-demand entertainment. We also own and operate the brand Honey Birdette, which specializes in luxury lingerie that is sold online and at physical stores in Australia, the United States and the United Kingdom.
Since becoming a publicly traded company in 2021, we have had three reportable segments: Licensing, Digital Subscriptions and Content, and Direct-to-Consumer. The Licensing segment derives revenue from trademark licenses for third-party consumer products, and online and location-based entertainment businesses. The Digital Subscriptions and Content segment derives revenue from the subscription of Playboy programming, which is distributed through various channels, including websites and domestic and international television, and sales of creator content offerings and memberships to consumers at the Playboy Club on playboy.com. The Direct-to-Consumer segment included our playboy.com e-commerce business (until it transitioned from an owned-and-operated model to a licensing model in the third quarter of 2023) and our former Yandy business (until it was sold in April 2023), our former Lovers business (until it was sold in November 2023) and our Honey Birdette business which was classified as held for sale in just the third quarter of 2024 while we explored strategic alternatives for it at that time.
Our Strategy
We aim to build the leading pleasure and leisure lifestyle platform. In 2021 and 2022, we expanded our licensing categories, and developed our digital capabilities, including launching our creator platform, which has become the Playboy Club. In 2023 and 2024, our commercial strategy transitioned to a more capital-light model focused on revenue streams with higher margin, lower working capital requirements and higher growth potential. We continue to pursue that strategy. We are doing this by leveraging our flagship Playboy brand to scale our digital content businesses and attract best-in-class strategic partners. We are focused on our two key growth pillars: first, investing in the Playboy digital platform as we return to our roots as a place to see and be seen for creators and up and coming cultural influencers; and second, strategically expanding our licensing business in key categories and territories. In December 2024, we entered into a long-term License & Management Agreement (the “LMA”) with Byborg Enterprises S.A. (“Byborg”), pursuant to which Byborg agreed to operate the Company’s Playboy Plus, Playboy TV (digital and linear) and Playboy Club businesses and to license the right to use certain Playboy trademarks and other intellectual property for related businesses and certain other categories. Under the terms of the LMA, Byborg was also granted exclusive rights to use Playboy trademarks for certain new adult content services and digital products to be developed. We will continue to use our licensing business as a marketing tool and brand builder, in particular through our high-end designer collaborations and our large-scale strategic partnerships.

Our Team
We seek to recruit, retain, and incentivize highly talented existing and future employees. We believe that creating a respectful and inclusive environment where team members can be themselves and be supported is critical to attracting, developing and retaining talent. A set of fundamental values guides our thinking and actions both inside the Company and as we pursue our mission through our interaction with our consumers and our partners around the world. We created these values with the goals of holding ourselves accountable, preserving what is special about Playboy, and inspiring and guiding ourselves to move forward as we grow and take on new challenges. We believe staying true to these values will drive the long-term value we create in consumers’ lives.
Intellectual Property
We own various trademarks, copyrights and software comprising our intellectual property holdings, including, without limitation, the “Playboy” name, the “RABBIT HEAD DESIGN” logo and the “Honey Birdette” name.
We currently have active trademark registrations in more than 150 countries for our key trademarks, including variations of the PLAYBOY and the RABBIT HEAD DESIGN logo, which are typically the core intellectual property we license pursuant to our licensing agreements and use on our branded consumer products. Trademark registrations typically allow us to exclusively use or permit licensed use of the marks in the product categories in which they are registered. These registrations are typically valid for 10 years from the original date of registration or the date of renewal. When these registrations become due for renewal, we typically renew them unless the registrations have become redundant due to overlapping coverage from other existing registered marks or they cover marks or categories that we no longer actively use or have plans to use in the future. Most jurisdictions allow for an unlimited number of renewals provided that the criteria to apply for renewal are met in the applicable jurisdiction.
Exchange Agreement and Issuance of Series B Convertible Preferred Stock
On November 11, 2024, we entered into the Exchange Agreement with the Selling Stockholders and/or their affiliates. Pursuant to the Exchange Agreement, we issued to the Selling Stockholders and/or their affiliates an aggregate of 28,000.00001 shares of new Series B Convertible Preferred Stock, as consideration in exchange for approximately $6.4 million of Tranche A Loans and approximately $58.9 million of Tranche B Loans under (and as defined in, and thereby reducing the outstanding amounts of such loans under) the A&R Credit Agreement. On January 29, 2025, we completed the conversion of 7,000 shares of Series B Convertible Preferred Stock then-held by the Selling Stockholders into 3,784,688 shares of Common Stock at a conversion price of $1.84956 per share. Absent an Event of Default (as defined herein), the 25,494,268 Resale Shares covered by this prospectus represent the maximum number of shares of Common Stock which the Series B Convertible Preferred Stock outstanding as of the date of this prospectus could be converted into at the end of the term of the Series B Convertible Preferred Stock, assuming that all dividends accrue in-kind through the maturity of the Series B Convertible Preferred Stock, the minimum conversion price of $1.50 per share of Common Stock, and the outstanding Series B Convertible Preferred Stock are converted by the Company in full on one occasion and any fractional shares of Common Stock otherwise issuable to a Selling Stockholder thereupon are rounded up to the nearest whole share,together with shares of Common Stock held by the Selling Stockholders as of the date of the Exchange Agreement, and the shares of Common Stock issued to the Selling Stockholders as of the completion of the partial conversion of the Series B Convertible Preferred Stock on January 29, 2025. Under the terms of the Series B Convertible Preferred Stock, the Company may not effect a conversion of shares of Series B Convertible Preferred Stock into shares of Common Stock to the extent that, following such conversion the applicable holder (together with its affiliates and any other person or entity acting as a group together with such holder or any of its affiliates) would beneficially own in excess of 9.99% (in the case of a partial conversion, absent the prior written consent of such holder) or 19.9% (in the case of a full conversion of all Series B Convertible Preferred Stock or in the case of a partial conversion, with the prior written consent of such holder) (such limitations, collectively, the “Beneficial Ownership Limitation”).

The offer and sale of the shares of Series B Convertible Preferred Stock through the Exchange Agreement was made as a private placement in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof. Any shares of Common Stock payable as dividends on Series B Convertible Preferred Stock or issuable upon conversion of Series B Convertible Preferred Stock into Common Stock will be issued in reliance upon the exemption from registration in Section 3(a)(9) of the Securities Act.
Corporate Information
Our principal executive office is located at 10960 Wilshire Blvd, Suite 2200, Los Angeles, California 90024 and our telephone number is (310) 424-1800. We maintain a website at www.plbygroup.com. The information on any websites or web platforms of the Company is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

THE OFFERING
This prospectus relates to the offer and resale by the Selling Stockholders of up to 25,494,268 Resale Shares issuable upon the conversion of the Series B Convertible Preferred Stock, together with shares of Common Stock held by the Selling Stockholders as of the date of the Exchange Agreement and the shares of Common Stock issued to the Selling Stockholders as of the completion of the partial conversion of the Series B Convertible Preferred Stock on January 29, 2025. All of the Resale Shares, if and when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell the Resale Shares from time to time at prevailing market prices or at privately negotiated prices.

Resale Shares offered by the Selling Stockholders:

Up to 19,128,362 shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock outstanding as of the date of this prospectus, together with 2,581,218 shares of Common Stock held by the Selling Stockholders as of the date of the Exchange Agreement, and the 3,784,688 shares of Common Stock issued to the Selling Stockholders as of the completion of the partial conversion of the Series B Convertible Preferred Stock on January 29, 2025.

Shares of Common Stock outstanding after completion of this offering (assuming full conversion of the Series B Convertible Preferred Stock):	112,864,687 shares of Common Stock(1).

Use of proceeds:	We will not receive any of the proceeds from any sale of the Resale Shares by the Selling Stockholders. See “Use of Proceeds.”

Risk factors:
Investing in our Common Stock involves a high degree of risk.  See the information contained under the heading “Risk Factors” beginning on page 5 of this prospectus and in the other documents that are incorporated by reference herein, including specifically under “Item 1A: Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023, and in Part II, Item 1A of our Quarterly Reports on Form 10-Q .

Plan of distribution:
Each Selling Stockholder may sell all or a portion of the Resale Shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the Common Stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Nasdaq symbol:	“PLBY”.
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(1)Shares of our Common Stock that will be outstanding after this offering is based on 93,736,325 shares of Common Stock outstanding as of January 31, 2025, and excludes the following as of such date:
•1,997,466 shares of Common Stock issuable in respect of stock options issued and outstanding under our 2021 Equity and Incentive Compensation Plan (“2021 Plan”) and our 2018 Equity Incentive Plan (“2018 Plan”, and with the 2021 Plan, our “Equity Plans”);
•3,550,336 shares of Common Stock issuable upon the vesting of outstanding restricted stock units under our Equity Plans;
•315,424 shares of Common Stock issuable upon the vesting of outstanding performance-based restricted stock units under our 2021 Plan;
•up to 249,116 shares of Common Stock which may be issuable as post-closing consideration with respect to a prior acquisition;
•16,956,842 shares of Common Stock which may be issuable, subject to stockholder approval, pursuant to a Securities Purchase Agreement entered into with an affiliate of Byborg on December 14, 2024; and
•any shares available under our Equity Plans for future equity grants which have not yet been awarded.

RISK FACTORS
Investing in our Common Stock involves risks. You should carefully review the risk factors contained under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and any risk factors that we may describe in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed subsequently to the Annual Report on Form 10-K, which risk factors are incorporated by reference in this prospectus, the information contained under the heading “Cautionary Note Regarding Forward-Looking Statements” in this prospectus or under any similar heading in any document incorporated herein by reference, any specific risk factors discussed under the caption “Risk Factors” in any subsequent prospectus supplement or in any document incorporated herein by reference and the other information contained in, or incorporated by reference in, this prospectus before making an investment decision. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any such risks and uncertainties actually occur, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected, the market price of our Common Stock could decline and you could lose all or part of your investment. See “Incorporation by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to the Resale Shares and Ownership of Our Common Stock
The Selling Stockholders may choose to sell the Resale Shares at prices below the current market price.
The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of the Resale Shares covered by this prospectus. Sales or other dispositions of the Resale Shares below the then-current market prices could adversely affect the market price of our Common Stock.
A large number of shares of Common Stock may be sold in the market following this offering and upon the SEC declaring this registration statement on Form S-3 effective, which may significantly depress the market price of our Common Stock.
The Resale Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, upon the SEC declaring this registration statement on Form S-3 effective. As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering and upon the SEC declaring this registration statement effective.
If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock. Sales of a substantial number of Resale Shares in the public market following the completion of this offering, or the perception that such sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of our additional equity securities.
You may experience future dilution as a result of the issuance of the Resale Shares, future equity offerings by us and other issuances of our Common Stock (including our potential issuance of Common Stock to Byborg) or other securities. In addition, the issuance of the Resale Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.
In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share for prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share for previous issuances of Common Stock or securities convertible into Common Stock paid by certain investors. You will incur dilution upon exercise of any outstanding stock options or warrants or upon the issuance of shares of Common Stock in accordance with our equity incentive plans or upon issuance of Common Stock to Byborg under the Securities Purchase Agreement, dated December 14, 2024, between the Company and The Million S.a.r.l., a subsidiary of Byborg. In addition, the issuance of the Resale Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of such shares for sale will have on the market price of our Common Stock.
The number of shares of Common Stock being registered for sale upon conversion of the shares of Series B Convertible Preferred Stock is significant in relation to the number of outstanding shares of our Common Stock.
We have filed a registration statement of which this prospectus is a part to register the Resale Shares offered hereunder for sale into the public market by the Selling Stockholders. Upon effectiveness of the registration statement, 25,494,268 Resale Shares registered hereunder may be resold in the public market immediately without restriction. These shares represent a large number of shares of our Common Stock and, if sold in the market all at once or at about the same time, could depress the market price of our Common Stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.
The Series B Convertible Preferred Stock has a liquidation preference senior to our Common Stock.
The Series B Convertible Preferred Stock has a liquidation preference payable prior to payment on our Common Stock with respect to distributions on any liquidation, winding-up or dissolution of the Company. Such liquidation preference would only be payable in such event with respect to Series B Convertible Preferred Stock that was not previously converted into Common Stock (which would constitute Resale Shares under this prospectus), and any converted Common Stock would not be entitled to the liquidation preference of the Series B Convertible Preferred Stock. The payment of the liquidation preference could result in any Common Stock holders not receiving any consideration if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily.

EXCHANGE AGREEMENT AND ISSUANCE OF SERIES B CONVERTIBLE PREFERRED STOCK
On November 11, 2024, the Company entered into the Exchange Agreement with the Selling Stockholders and/or their affiliates. Pursuant to the Exchange Agreement, the Company issued to the Selling Stockholders and/or their affiliates an aggregate of 28,000.00001 shares of Series B Convertible Preferred Stock, as consideration in exchange for approximately $6.4 million of Tranche A Loans and approximately $58.9 million of Tranche B Loans under (and as defined in, and thereby reducing the outstanding amounts of such loans under) the A&R Credit Agreement, by and among the Borrower, the Company, as guarantor, and other parties thereto. The Exchange Agreement contained customary representations, warranties and covenants. The issuance of 28,000.00001 shares of Series B Convertible Preferred Stock under the Exchange Agreement was completed on November 13, 2024 (the “Closing”). On January 29, 2025, the Company completed the conversion of 7,000 shares of Series B Convertible Preferred Stock then-held by the Selling Stockholders into 3,784,688 shares of Common Stock at a conversion price of $1.84956 per share. As of January 31, 2025, 21,000.00001 shares of Series B Convertible Preferred Stock were issued and outstanding.
The offer and sale of the shares of Series B Convertible Preferred Stock through the Exchange Agreement was made as a private placement in reliance upon an exemption from registration under the Securities Act, pursuant to Section 4(a)(2) thereof. Any shares of Common Stock payable as dividends on Series B Convertible Preferred Stock or issuable upon conversion of Series B Convertible Preferred Stock into Common Stock will be issued in reliance upon the exemption from registration in Section 3(a)(9) of the Securities Act.
The powers, designations, preferences and other rights of the shares of Series B Convertible Preferred Stock are set forth in the Certificate of Designation establishing the Series B Convertible Preferred Stock, filed by the Company with the Delaware Secretary of State on November 13, 2024, in connection with the Closing.
The Series B Convertible Preferred Stock ranks senior and in priority of payment to the Common Stock, with respect to distributions on liquidation, winding-up and dissolution. Each share of Series B Convertible Preferred Stock has a liquidation preference equal to the sum of (i) $1,000 (the “Stated Value”) and (ii) all accumulated and unpaid dividends (the sum of (i) and (ii), the “Liquidation Preference”).
Commencing May 13, 2025, holders of shares of Series B Convertible Preferred Stock are entitled to receive dividends on such shares (the “Preferred Dividends”). With respect to each share of Series B Convertible Preferred Stock, such Preferred Dividends will accrue daily at a rate of 12.0% per annum (the “Dividend Rate”) on the Stated Value of such share, and will either be payable quarterly in arrears in cash at the sole discretion of the Company’s board of directors (the “Board”), or automatically accrue by increasing the Stated Value of such share and compound quarterly in arrears. In the event of an Event of Default (as defined in the Certificate of Designation), the Dividend Rate will increase by 2.0% per annum for so long as such Event of Default is continuing.
Absent an Event of Default (as defined herein), the 25,494,268 Resale Shares covered by this prospectus represent the maximum number of shares of Common Stock which the Series B Convertible Preferred Stock outstanding as of the date of this prospectus could be converted into at the end of the term of the Series B Convertible Preferred Stock, assuming that all dividends accrue in-kind through the maturity of the Series B Convertible Preferred Stock, the minimum conversion price of $1.50 per share of Common Stock, and the outstanding Series B Convertible Preferred Stock are converted by the Company in full on one occasion and any fractional shares of Common Stock otherwise issuable to a Selling Stockholder thereupon are rounded up to the nearest whole share together with shares of Common Stock held by the Selling Stockholders as of the date of the Exchange Agreement and the shares of Common Stock issued to the Selling Stockholders upon the completion of the partial conversion of the Series B Convertible Preferred Stock on January 29, 2025.
Holders of shares of Series B Convertible Preferred Stock are also entitled, in certain circumstances set forth in the Certificate of Designation, to receive distributions in the same form as dividends actually paid on shares of any Common Stock of the Company (the “Participating Dividends”). With respect to each share of Series B Convertible Preferred Stock, the Participating Dividends will be paid as if such share were to be converted into a share of Common Stock at the Conversion Price (as defined below) as of the date of payment of the underlying distribution to the holders of Common Stock.

The Company may, in its sole discretion, effect a conversion of all or a portion of the Series B Convertible Preferred Stock according to the terms set forth in the Certificate of Designation, at the Conversion Price, provided that, on the date of delivery of a conversion notice, the Average Price (as defined below) of such Series B Convertible Preferred Stock is at least $1.50. “Conversion Price” means, with respect to each share of Series B Convertible Preferred Stock, (i) if the average of the volume-weighted average price per share of Common Stock over the five-day trading period prior to the delivery of conversion notice (the “Average Price”) is equal to $1.50, then $1.50; (ii) if the Average Price is greater than $1.50 but less than $4.50, then the Average Price; and (iii) if the Average Price is equal to or greater than $4.50, then $4.50. However, any conversion of the Series B Convertible Preferred Stock is subject to the Beneficial Ownership Limitation, which prohibits the Company from effecting a conversion of shares of Series B Convertible Preferred Stock of a holder into shares of Common Stock to the extent that, following such conversion the applicable holder (together with its affiliates and any other person or entity acting as a group together with such holder or any of its affiliates) would beneficially own in excess of 9.99% (in the case of a partial conversion, absent the prior written consent of such holder) or 19.9% (in the case of a full conversion of all Series B Convertible Preferred Stock or in the case of a partial conversion, with the prior written consent of such holder.
At any time, the Company has the right, at its option, to redeem, in whole or in part, the Series B Convertible Preferred Stock for cash. The Company will be required to redeem for cash any then-outstanding Series B Convertible Preferred Stock in full on December 31, 2027, or upon certain changes of control of the Company, on the terms and subject to the conditions of the Certificate of Designation.
The redemption price will be equal to (i) in the event of a voluntary redemption, the aggregate Liquidation Preference of shares of Series B Convertible Preferred Stock being redeemed, and (ii) in the event of a mandatory redemption, the greater of (a) the Liquidation Preference of such shares and (b) the Average Price of the Common Stock issuable upon conversion of a number of shares Series B Convertible Preferred Stock, which number is equal to the quotient of the Conversion Price of such shares (as if the redemption of such shares were a conversion thereof) divided by $1.50; provided, however, if the mandatory redemption is triggered by a change of control event and the obligations under the A&R Credit Agreement have been paid in full, then the redemption price will be an amount equal to the Liquidation Preference.
Holders of the Series B Convertible Preferred Stock will generally not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company. However, certain matters will require the approval of the holders of not less than the majority of the aggregate Liquidation Preference of the outstanding Series B Convertible Preferred Stock, voting as a separate class, including (1) certain business activities of the Company, (2) certain amendments to the organizational documents of the Company, (3) the incurrence or issuance by the Company of certain indebtedness or shares of senior equity securities, (4) any change to the authorized number of Series B Convertible Preferred Stock shares or (5) taking any action to effect any voluntary deregistration of the Common Stock or any voluntary delisting with Nasdaq of the Common Stock, in each case subject to certain conditions and exceptions.
Holders who each hold Series B Convertible Preferred Stock with aggregate Liquidation Preference in excess of $1 million are entitled to certain customary information rights. Holders of at least 50% of the Series B Convertible Preferred Stock outstanding are entitled to designate one individual as a non-voting observer to the Board.
In connection with entering into the Exchange Agreement, the Company and the Selling Stockholders entered into the Registration Rights Agreement, pursuant to which the Company agreed to file, within 75 days of the Closing, a registration statement with respect to the resale of (i) any shares of Common Stock that such Selling Stockholders have acquired or have the right to acquire upon conversion of the Series B Convertible Preferred Stock, (ii) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization and (iii) any shares of Common Stock otherwise held by such Selling Stockholders as of the Closing. Pursuant to the Registration Rights Agreement, the Company agreed to use its commercially reasonable efforts to cause such resale registration statement to be declared effective 105 days after the Closing, subject to certain exceptions. The Registration Rights Agreement provides for certain additional underwritten demand rights and “piggy-back” registration rights, subject to certain requirements and conditions.

SELLING STOCKHOLDERS
The shares of Common Stock being offered by the Selling Stockholders consist of the Resale Shares issuable upon conversion of Series B Convertible Preferred Stock, together with shares of Common Stock held by the Selling Stockholders as of the date of the Exchange Agreement. For additional information regarding the issuance of these securities, see “Exchange Agreement and Issuance of Series B Convertible Preferred Stock” beginning on page 7 of this prospectus. We are registering the resale of the Resale Shares in order to permit the Selling Stockholders to offer and sell such shares of Common Stock for resale from time to time on a registered basis. Except for the Exchange Agreement and the Registration Rights Agreement described in the section entitled “Exchange Agreement and Issuance of Series B Convertible Preferred Stock”, and as disclosed in this section under “Material Relationships with Selling Stockholders” and in our SEC filings incorporated by reference herein, the Selling Stockholders have not had any material relationship with us or our affiliates within the past three years.
The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of Common Stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of Resale Shares being offered by the Selling Stockholder pursuant to this prospectus and (iii) the Selling Stockholder’s beneficial and percentage ownership of our outstanding shares of Common Stock after completion of this offering. The registration of the Resale Shares issuable to the Selling Stockholders upon conversion of the Series B Convertible Preferred Stock does not necessarily mean that the Selling Stockholders will sell all or any of such Resale Shares, but the number of shares of Common Stock and percentages set forth in the final two columns below assume that all Resale Shares being offered by the Selling Stockholders are sold. The number of Resale Shares for each Selling Stockholder represents the maximum number of shares of Common Stock which the Series B Convertible Preferred Stock held by such Selling Stockholder as of the date of this prospectus could be converted into at the end of the term of the Series B Convertible Preferred Stock, assuming that all dividends accrue in-kind through the maturity of the Series B Convertible Preferred Stock, the Conversion Price is the minimum possible Conversion Price of $1.50, no Event of Default occurs prior to conversion and the outstanding Series B Convertible Preferred Stock are converted by the Company in full on one occasion and any fractional shares of Common Stock otherwise issuable to a Selling Stockholder thereupon are rounded up to the nearest whole share, together with shares of Common Stock held by the Selling Stockholders as of the date of the Exchange Agreement, and the shares of Common Stock issued to the Selling Stockholders as of the completion of the partial conversion of the Series B Convertible Preferred Stock on January 29, 2025. The final two columns also assume, as of January 31, 2025, the full conversion of the Series B Convertible Preferred Stock outstanding as of the date of this prospectus, without regard to any limitations on conversion (including the Beneficial Ownership Limitation). See “Plan of Distribution.”
The table below is based on certain information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of Common Stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of Common Stock beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of Common Stock subject to securities held by that Selling Stockholder that are exercisable for or convertible into shares of Common Stock within 60 days after January 31, 2025 are deemed outstanding. Such shares of Common Stock, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Resale Shares to be Sold Pursuant to this Prospectus (2)	Number of Shares of Common Stock Beneficially Owned After Offering (1)(3)	Percentage Beneficially Owned After Offering (1)(3)
Drawbridge Special Opportunities Fund LP(4)(5)(6)	3,855,344	10,294,966	—	—%
Drawbridge DSO Securities LLC(5)(6)(7)	755,050	4,571,181	—	—%
DBDB Funding LLC(5)(8)	600,441	3,635,156	—	—%
CION Investment Corporation(9)	516,953	3,129,710	—	—%
FLF I Securities L.P.(6)(10)	220,014	1,331,996	—	—%
Fortress Credit Opportunities XV CLO Limited(5)(6)(11)	193,929	1,174,073	—	—%
Fortress Credit Opportunities XI CLO Limited(5)(6)(12)	90,352	547,003	—	—%
FCO XVII PLYB Holdings LLC(6)(13)	87,089	527,248	—	—%
DBO PLYB Holdings LLC(6)(14)	46,734	282,935	—	—%
TOTAL	6,365,906	25,494,268(1)	—	—%
__________________
(1)The number of shares owned and the percentage of beneficial ownership prior to and after this offering set forth in these columns are based on 93,736,325 shares of Common Stock outstanding on January 31, 2025. In no event is the Series B Convertible Preferred Stock convertible at the option of any Selling Stockholder and, as a result, no shares of Common Stock underlying the Series B Convertible Preferred Stock are beneficially owned by the Selling Stockholders prior to the offering. Conversion of the Series B Convertible Preferred Stock held by the Selling Stockholders may occur only at the election of the Company, subject to the Beneficial Ownership Limitation.
(2)Represents all Resale Shares offered hereby upon full conversion of the Series B Convertible Preferred Stock owned by the Selling Stockholders, without regard to the Beneficial Ownership Limitation, together with shares of Common Stock held by the Selling Stockholders as of the date of the Exchange Agreement.
(3)The number of shares of Common Stock beneficially owned and the percentage of Common Stock beneficially owned after this offering set forth in these columns assumes (i) full conversion of the Series B Convertible Preferred Stock outstanding as of the date of this prospectus for an aggregate of 19,128,362 shares of Common Stock (on the assumptions set forth in this prospectus), (ii) the sale by the Selling Stockholders of all of the Resale Shares and (iii) other than the Resale Shares, the only shares of Common Stock outstanding following the offering are the 93,736,325 shares of Common Stock outstanding on January 31, 2025.
(4)Drawbridge Special Opportunities Fund, LP, a Delaware limited partnership (“DBSO”), directly holds and beneficially owns these shares of Common Stock.
(5)Drawbridge Special Opportunities GP LLC, a Delaware limited liability company (“DBSO GP”), is the general partner of DBSO. Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company (“FPI IV”), is the managing member of DBSO GP. DBSO Advisors LLC, a Delaware limited liability company (“DBSO Advisors”), is the investment manager of DBSO. Fortress Operating Entity I LP, a Delaware limited partnership (“FOE I”), is the owner of all of the outstanding membership interests in FPI IV. FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of DBSO Advisors. On the basis of the relationships described in this footnote, each of the forgoing persons may be deemed to beneficially own shares of Common Stock held by the Selling Stockholder. As the Co-Chief Investment Officers of DBSO Advisors and DBSO GP, each of Jack Neumark, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to shares of Common Stock held by the Selling Stockholder, but each of them disclaims beneficial ownership thereof.
(6)FOE I is the sole member and owner of all of the issued and outstanding membership interests of FIG LLC. FIG Blue LLC (f/k/a FIG Corp.), a Delaware limited liability company (“FIG Blue”), is the general partner of FOE I. Fortress Investment Group LLC, a Delaware limited liability company, is the sole member and owner of all of the outstanding membership interests in FIG Blue. FINCO I Intermediate Holdco LLC, a Delaware limited liability company, is the sole member and owner of all of the outstanding membership interests of Fortress Investment Group LLC. FINCO I LLC, a Delaware limited liability company, is the sole member and owner of all of the outstanding membership interests of FINCO I Intermediate Holdco LLC. FIG Parent, LLC, a Delaware limited liability company, is the sole member and owner of all of the outstanding membership interests of FINCO I LLC. Foundation Holdco LP, a Delaware limited partnership, is the sole member and owner of all of the outstanding membership interests of FIG Parent, LLC. FIG Buyer GP, LLC, a Delaware limited liability company, is the general partner of Foundation Holdco LP. On the basis of the relationships described in this footnote, each of the forgoing persons may be deemed to beneficially own shares of Common Stock held by the Selling Stockholder.
(7)Drawbridge DSO Securities LLC, a Delaware limited liability company, directly holds and beneficially owns these shares of Common Stock. DBSO is the sole member and owner of all of the outstanding membership interests in the Selling Stockholder and may be deemed to beneficially own shares of Common Stock held by the Selling Stockholder.
(8)DBDB Funding LLC, a Delaware limited liability company, directly holds and beneficially owns these shares of Common Stock. DBSO is the indirect owner of all of the outstanding membership interests in the Selling Stockholder and may be deemed to beneficially own shares of Common Stock held by the Selling Stockholder. The Selling Stockholder is managed by a board of directors, including Constantine Dakolias, Marc Furstein and David Brooks, which individuals, in their capacities as members of the board of directors, participate in the voting and investment decisions with respect to shares of Common Stock held by the Selling Stockholder, but each of them disclaims beneficial ownership thereof.

(9)CION Investment Corporation, a Maryland corporation and publicly listed business development company (“CION”), directly holds and beneficially owns these shares of Common Stock. CION Investment Management, LLC, a Delaware limited liability company and registered investment advisor (“CIM”), is the investment advisor to CION. On the basis of this relationship, CIM may be deemed to have voting control and beneficially own the shares of Common Stock held by CION. The proxy voting decisions of CIM are made by the senior officers who are responsible for monitoring CION’s investments. As the members of the investment committee of CIM, each of Gregg Bresner, Mark Gatto and Michael Reisner participate in the voting and investment decisions with respect to shares of Common Stock held by CION, but each of them disclaims beneficial ownership thereof.
(10)FLF I Securities L.P., a Cayman Islands exempted limited partnership, directly holds and beneficially owns these shares of Common Stock. Fortress Lending Advisors LLC, a Delaware limited liability company, is the investment manager of FLF I Securities L.P. FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of Fortress Lending Advisors LLC. On the basis of the relationships described in this footnote, each of the forgoing persons may be deemed to beneficially own shares of Common Stock held by the Selling Stockholder. As the Co-Chief Investment Officers of Fortress Lending Advisors LLC, each of Jack Neumark, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to shares of Common Stock held by the Selling Stockholder, but each of them disclaims beneficial ownership thereof.
(11)Fortress Credit Opportunities XV CLO Limited, a Cayman Islands exempted company, directly holds and beneficially owns these shares of Common Stock. FCO XV CLO CM LLC, a Delaware limited liability company, is the collateral manager of Fortress Credit Opportunities XV CLO Limited. DBSO is the holder of all of the issued and outstanding interests of FCO XV CLO CM LLC. On the basis of the relationships described in this footnote, each of the foregoing persons may be deemed to beneficially own shares of Common Stock held by the Selling Stockholder. As the Co-Chief Investment Officers of FCO XV CLO CM LLC, each of Jack Neumark, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to shares of Common Stock held by the Selling Stockholder, but each of them disclaims beneficial ownership thereof.
(12)Fortress Credit Opportunities XI CLO Limited, a Cayman Islands exempted company, directly holds and beneficially owns these shares of Common Stock. FCOD CLO Management LLC, a Delaware limited liability company, is the collateral manager of Fortress Credit Opportunities XI CLO Limited. DBSO is the holder of all of the issued and outstanding interests of FCOD CLO Management LLC. On the basis of the relationships described in this footnote, each of the foregoing persons may be deemed to beneficially own shares of Common Stock held by the Selling Stockholder. As the Co-Chief Investment Officers of FCOD CLO Management LLC, each of Jack Neumark, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to shares of Common Stock held by the Selling Stockholder, but each of them disclaims beneficial ownership thereof.
(13)FCO XVII PLYB Holdings LLC, a Delaware limited liability company, directly holds and beneficially owns these shares of Common Stock. Fortress Credit Opportunities XVII CLO Limited is the direct holder of 99.8%, and indirect holder of 0.2%, of all of the issued and outstanding interests of FCO XVII PLYB Holdings LLC. FCO XVII CLO CM LLC, a Delaware limited liability company, is the collateral manager of Fortress Credit Opportunities XVII CLO Limited. Fortress Lending Advisors LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of FCO XVII CLO CM LLC. FIG LLC is the holder of all of the issued and outstanding interests of Fortress Lending Advisors LLC. On the basis of the relationships described in this footnote, each of the foregoing persons may be deemed to beneficially own shares of Common Stock held by the Selling Stockholder. As the Co-Chief Investment Officers of Fortress Lending Advisors LLC, each of Aaron Blanchette, Dominick Ruggiero, Brian Stewart, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to shares of Common Stock held by the Selling Stockholder, but each of them disclaims beneficial ownership thereof.
(14)DBO PLYB Holdings LLC, a Delaware limited liability company, directly holds and beneficially owns these shares of Common Stock. Drawbridge Special Opportunities Fund Ltd., a Cayman Islands Exempted Company, is the direct holder of 99.8%, and indirect holder of 0.2%, of all of the issued and outstanding interests of DBO PLYB Holdings LLC. Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, is the investment manager of Drawbridge Special Opportunities Fund Ltd. FIG LLC is the holder of all of the issued and outstanding interests of Drawbridge Special Opportunities Advisors LLC. On the basis of the relationships described in this footnote, each of the foregoing persons may be deemed to beneficially own shares of Common Stock held by the Selling Stockholder.

Material Relationships with Selling Stockholders
Except as disclosed in this section, the section entitled “Exchange Agreement and Issuance of Series B Convertible Preferred Stock” and in our SEC filings incorporated by reference herein, no material relationships exist between any of the Selling Stockholders and us, nor have any such material relationships existed within the past three years.
On May 10, 2023 (the “Restatement Date”), we entered into the A&R Credit Agreement of our prior credit agreement (the “2021 Credit Agreement”) to reduce the interest rate applicable to our senior secured debt and the implied interest rate on our Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), exchange (and thereby eliminate) our then outstanding Series A Preferred Stock, and obtain additional covenant relief and funding. For the terms of the 2021 Credit Agreement, as amended, refer to Note 10, Debt, within the notes to our consolidated financial statements set forth in our Annual Report on Form 10-K filed with the SEC on March 29, 2024.

In connection with the A&R Credit Agreement, Fortress Credit Corp. and its affiliates (together, “Fortress”) became our lender with respect to approximately 90% of the term loans under the A&R Credit Agreement (the “A&R Term Loans”). Fortress exchanged 50,000 shares of our Series A Preferred Stock (representing all of our then issued and outstanding preferred stock) for approximately $53.6 million of the A&R Term Loans, and we obtained approximately $11.8 million of additional funding as part of the A&R Term Loans. As a result, our Series A Preferred Stock was eliminated, and the principal balance of the A&R Term Loans under the A&R Credit Agreement became approximately $210.0 million on the Restatement Date.
In July 2023, DBD Credit Funding LLC, an affiliate of Fortress, became the administrative agent and collateral agent under the A&R Credit Agreement.
On November 11, 2024 we entered into an amendment to the A&R Credit Agreement, which, among other things, provided for a reduction in the outstanding principal amount of Tranche A Loans and Tranche B Loans (each as defined in the A&R Credit Agreement) to approximately $153,061,216 in the aggregate in exchange for 28,000.00001 shares of Series B Convertible Preferred Stock, as described in the section titled “Exchange Agreement and Issuance of Series B Convertible Preferred Stock.”
For a description of the terms of the A&R Credit Agreement please refer to Note 10, Debt and Note 18, Subsequent Events, within the notes to our consolidated financial statements set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 12, 2024 and our Current Report on Form 8-K filed with the SEC on November 14, 2024.
In addition, if the Series B Convertible Preferred Stock owned by the Selling Stockholders were to be fully converted into Common Stock at the minimum price of $1.50 per share, the Selling Stockholders, as a group, could become a significant stockholder of the Company (subject to the Beneficial Ownership Limitation described in this prospectus).

USE OF PROCEEDS
The Selling Stockholders will receive all of the proceeds from the sale of the Resale Shares under this prospectus and we will not receive any of such proceeds. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers that they incur in disposing of the Resale Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Resale Shares covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. We cannot predict when, if or to what extent the Series B Convertible Preferred Stock will be converted into Common Stock by the Company, and it is possible that the Series B Convertible Preferred Stock may never be converted by the Company.
See the section entitled “Plan of Distribution” in this prospectus for more information.

DESCRIPTION OF CAPITAL STOCK
The Selling Stockholders are offering for resale up to an aggregate of 25,494,268 Resale Shares issuable upon full conversion of the Series B Convertible Preferred Stock outstanding as of the date of this prospectus, assuming that all dividends accrue in-kind through the maturity of the Series B Convertible Preferred Stock, the Conversion Price is the minimum possible Conversion Price of $1.50, no Event of Default occurs prior to conversion and the outstanding Series B Convertible Preferred Stock are converted by the Company in full on one occasion and any fractional shares of Common Stock otherwise issuable to a Selling Stockholder thereupon are rounded up to the nearest whole share, together with shares of Common Stock held by the Selling Stockholders as of the date of the Exchange Agreement, and the shares of Common Stock issued to the Selling Stockholders as of the completion of the partial conversion of the Series B Convertible Preferred Stock on January 29, 2025. The Selling Stockholders are not offering for sale shares of Series B Convertible Preferred Stock and the description of Preferred Stock provided herein is for informational purposes only. The following summary of the material terms of our Common Stock is not intended to be a complete summary of the rights and preferences of such Common Stock and is qualified by reference to our Second Amended and Restated Certificate of Incorporation (for purposes of this section, the “Certificate of Incorporation”), our Amended and Restated Bylaws (for purposes of this section, the “Bylaws”), the Certificate of Designation, and each of the agreements containing registration rights. We urge you to read each of the Certificate of Incorporation, the Bylaws, the Certificate of Designation, and the Registration Rights Agreements in its entirety for a complete description of the rights and preferences of our Common Stock. For a further description of the Series B Convertible Preferred Stock, see the section entitled “Exchange Agreement and Issuance of Series B Convertible Preferred Stock.”
Authorized Capital Stock
Our Certificate of Incorporation authorized the issuance of 155,000,000 shares, consisting of 150,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, $0.0001 par value (the “Preferred Stock”).
Common Stock
Ranking
The voting, dividend and liquidation rights of the holders of our Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.
Voting
Except as otherwise required by law or our Certificate of Incorporation, each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Company on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law or our Certificate of Incorporation (including any Preferred Stock Designation), the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Notwithstanding any other provision of our Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to our Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any Preferred Stock Designation) or the Delaware General Corporation Law (the “DGCL”).
Dividends
Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor.

Liquidation, Dissolution and Winding Up
Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Company, as such terms are used in Section B(4) of our Certificate of Incorporation, shall not be deemed to be occasioned by or to include any consolidation or merger of the Company with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.
No Preemptive, Conversion or Redemption Rights
The holders of shares of Common Stock have no preemptive rights and no right to convert their Common Stock into other securities. There are no redemption or sinking fund provisions applicable to our Common Stock under the Company’s existing Certificate of Incorporation or its Bylaws.
Preferred Stock
Issuance of Preferred Stock
Shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (a “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:
•the designation of the series, which may be by distinguishing number, letter or title;
•the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);
•the amounts or rates at which dividends will be payable on, and the preferences, if any, of, shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;
•the dates on which dividends, if any, shall be payable; the redemption rights and price or prices, if any, for shares of the series;
•the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;
•the amounts payable on, and the preferences, if any, of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;
•whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
•restrictions on the issuance of shares of the same series or any other class or series;

•the voting rights, if any, of the holders of shares of the series generally or upon specified events; and
•any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the Preferred Stock Designation for such Preferred Stock.
Without limiting the generality of the foregoing, the Preferred Stock Designation of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.
On November 13, 2024, the Company issued 28,000.00001 shares of Series B Convertible Preferred Stock as described in the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2024, which is incorporated by reference into this prospectus. On January 29, 2025, the Company completed the conversion of 7,000 shares of Series B Convertible Preferred Stock then-held by the Selling Stockholders into 3,784,688 shares of Common Stock at a conversion price of $1.84956 per share. As of January 31, 2025, 21,000.00001 shares of Series B Convertible Preferred Stock were issued and outstanding.
Anti-Takeover Effects of Delaware Law and the Certificate of Incorporation and Bylaws
The Company has expressly opted out of Section 203 of the DGCL. However, our Certificate of Incorporation contains similar provisions providing that the Company may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates, owns or within the previous three years owned, 15% or more of the Company’s voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Company’s Board because the Company’s stockholder approval requirement would be avoided if the Company’s Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Company’s Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Our Certificate of Incorporation provides that RT-ICON and its affiliates, any of its respective direct or indirect transferees of at least 15% of the outstanding shares of the Company’s Common Stock, and any group as to which such persons are a part, do not constitute “interested stockholders” for purposes of this provision.

In addition, our Certificate of Incorporation does not provide for cumulative voting in the election of directors. The Company’s Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director in certain circumstances.
Authorized shares of Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of proxy contest, tender offer, merger or otherwise.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Except as otherwise required by law, our Certificate of Incorporation or our Bylaws, written or printed notice of the meeting of the stockholders stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally, or by mail, or if prior consent has been received by a stockholder by electronic transmission, by or at the direction of the Chairman or the President, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the DGCL) by the stockholder to whom the notice is given. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Company. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.
Our Bylaws also provide that unless otherwise restricted by our Certificate of Incorporation or our Bylaws, any action required or permitted to be taken at any meeting of our Board or of any committee thereof may be taken without a meeting, if all members of our Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of our Board or committee.
In addition, our Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to the Certificate of Incorporation and Bylaws
Our Certificate of Incorporation provides that so long as RT-ICON and its affiliates own, in the aggregate, at least 50% in voting power of our Common Stock, any amendment, alteration, change, addition, or repeal of our Certificate of Incorporation requires an affirmative vote of a majority of the then- outstanding shares of Common Stock entitled to vote thereon. At any time when RT-ICON and its affiliates beneficially own, in the aggregate, less than 50% of our outstanding Common Stock, our Certificate of Incorporation requires the affirmative vote by the holders of at least 66 2/3% of our outstanding Common Stock for any amendment, alteration, change, addition, or repeal of our Certificate of Incorporation; provided that, irrespective of RT-ICON ownership, the affirmative vote of holders of at least 66 2/3% of our outstanding Common Stock is required to amend certain provisions of our Certificate of Incorporation, including those provisions changing the size of the Board, the removal of certain directors, the availability of action by majority written consent of the stockholders or the restriction on business combinations with interest stockholders, among others.

The provisions of the DGCL, our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Exclusive Forum
Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, with certain limited exceptions, be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the charter or bylaws, or (d) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. Subject to the provisions in the preceding sentence, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in Certificate of Incorporation.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that, to the fullest extent permitted by the DGCL, eliminates the personal liability of directors to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
Further, our Certificate of Incorporation and our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and officers.
The limitation of liability, indemnification and advancement provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Registration Rights
Pursuant to the Registration Rights Agreement, the Company is obligated to file a registration statement with the SEC covering the resale of the Resale Shares issuable upon conversion of the Series B Convertible Preferred Stock, together with shares of Common Stock held by the Selling Stockholders as of the date of the Exchange Agreement, and to ensure such registration statement is declared effective. In order to satisfy such obligations, the Company is filing this registration statement to register for resale all of the Resale Shares. Pursuant to the Registration Rights Agreement, the Selling Stockholders are also entitled to certain demand and piggyback registration rights.
In addition to the Registration Rights Agreement, certain other stockholders (besides the Selling Stockholders) or their permitted transferees, are entitled to rights with respect to the registration of certain shares of Common Stock held by them under the Securities Act. These rights are provided under the terms of registration rights agreements between us and such stockholders (the “Other Registration Rights Agreements”) and include demand registration rights and piggyback registration rights. The Other Registration Rights Agreements also provide that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.
Transfer Agent
The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company.
Listing of Common Stock
Our Common Stock is listed on the Nasdaq Global Market under the symbol “PLBY.”

PLAN OF DISTRIBUTION
Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or otherwise, or in negotiated or private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. A Selling Stockholder may use any one or more of the following methods when selling securities:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•through one or more underwritten offerings on a firm commitment or best efforts basis;
•privately negotiated transactions;
•settlement of short sales;
•in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•through the writing or settlement of options, swaps or other hedging or derivative transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
The Selling Stockholders also may transfer the Resale Shares in other circumstances, in which case the transferees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Resale Shares from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
Each Selling Stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, which adds the pledgee, assignee, transferee or other successors in interest as a Selling Stockholder under this prospectus.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep this prospectus effective until (i) the date on which all Registrable Securities (as defined in the Registration Rights Agreement) covered by this prospectus have been disposed of in accordance with the intended method(s) of distribution set forth in this prospectus and (ii) the date on which all Registrable Securities covered by this prospectus have ceased to be Registrable Securities. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Resale Shares by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
The validity of the shares offered by this prospectus has been passed upon by Olshan Frome Wolosky LLP.
EXPERTS
The consolidated financial statements and schedule of PLBY Group, Inc. (the Company) as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the reports of BDO USA, P.C., an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Exchange Act, and its rules and regulations. The Exchange Act requires us to file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s website at http://www.sec.gov.
We make available, free of charge on our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to these reports filed or furnished pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file these documents with, or furnish them to, the SEC. These documents are posted on our website at www.plbygroup.com. Any references in this prospectus to our website are inactive textual references only, and the information contained on or that can be accessed through our website (except for the SEC filings expressly incorporated by reference herein) is not incorporated in, and is not a part of, this prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.
We incorporate by reference the documents listed below that we have previously filed with the SEC (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto):
•Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 29, 2024;
•Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2024 filed with the SEC on May 9, 2024, for the quarterly period ended June 30, 2024 filed with the SEC on  August 9, 2024 and for the quarterly period ended September 30, 2024 filed with the SEC on November 12, 2024;
•Portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2024, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 29, 2024;
•The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on June 4, 2020 (File No. 001-39312), pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including the description of the Company’s Common Stock included as Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2024; and
•Current Reports on Form 8-K, filed with the SEC on January 10, 2024, March 12, 2024, June 14, 2024, July 3, 2024, July 16, 2024, August 8, 2024, October 24, 2024, October 31, 2024, November 5, 2024, November 14, 2024, December 4, 2024, December 16, 2024, December 26, 2024, January 16, 2025 and January 31, 2025.
We are also incorporating by reference all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (including those documents filed after the date of the initial registration statement and prior to effectiveness of the registration statement), which shall be deemed to be incorporated by reference, other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 on Form 8-K and Item 9.01 related thereto.
The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate by reference in this prospectus will automatically update and supersede this previously filed information, as applicable, including information in previously filed documents or reports that have been incorporated by reference into this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at (310) 424-1800, or by sending a written request to PLBY Group, Inc., 10960 Wilshire Blvd., Suite 2200, Los Angeles, CA 90024, Attention: Secretary.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or as of any earlier date as of which such information is given.

Up to 25,494,268 Shares of Common Stock
Offered by the Selling Stockholders

PLBY GROUP, INC.
PROSPECTUS
The date of this prospectus is February 11, 2025.